TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Pacific Continental Corporation which will be held at 7:30 p.m. on Tuesday, April 19, 2005, at Pacific Continental Bank's Olive Street Office, 111 West 7th Avenue, Eugene, Oregon.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, you are requested to complete, date, sign and return your Proxy in the envelope provided.

                          Sincerely,

March 17, 2005	HAL BROWN
President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that pursuant to call of its directors, the regular Annual Meeting of the Shareholders of Pacific Continental Corporation ("Company") will be held at 111 West 7th Avenue, Eugene, Oregon, on Tuesday, April 19, 2005, at 7:30 p.m., for the purpose of considering and voting upon the following matters:

1.	ELECTION OF DIRECTORS: Electing three persons to serve as directors for a three-year term or until their successors are elected and qualified.

2.	WHATEVER OTHER BUSINESS may properly be brought before the meeting or any adjournment thereof.

Only those shareholders of record at the close of business on March 4, 2005, will be entitled to notice of the meeting and to vote at the meeting.

                       By Order of the Board of Directors

Eugene, Oregon	HAL BROWN
March 17, 2005	President and
Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

PACIFIC CONTINENTAL CORPORATION

111 West 7th Avenue Eugene, OR 97401	P.O. Box 10727 Eugene, Oregon 97440-2727
For Annual Meeting of Shareholders
to be held on April 19, 2005

INTRODUCTION

This Proxy Statement and the accompanying Proxy are furnished to the shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at it’s Annual Meeting of Shareholders to be held on Tuesday, April 19, 2005, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The date of this Proxy Statement is March 17, 2005. This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting were first mailed to shareholders on or about March 17, 2005.

GENERAL INFORMATION

Purpose of the Meeting

At the Annual Meeting, shareholders will be asked to consider and vote upon:

•
The election of Messrs. Michael S. Holcomb, Donald G. Montgomery, and Donald L. Krahmer, Jr. to serve as directors of the Company for three-year terms or until their successors have been elected and qualified.

Record Ownership and Quorum

Shareholders of record as of the close of business on March 4, 2005 (“Record Date”), are entitled to one vote for each share of Common Stock then held. As of the Record Date there were 8,729,547 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining the existence of a quorum. Broker nonvotes will not be considered shares present and will not be included in determining whether a quorum is present.

Solicitation of Proxies

The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Annual Meeting. In addition to the use of the mail, proxies may be solicited by personal interview or telephone by directors, officers and employees of the Company or its bank subsidiary, Pacific Continental Bank (“Bank”). It is not expected that compensation will be paid for the solicitation of proxies.

When a Proxy card is returned properly signed and dated, the shares represented by the Proxy will be voted in accordance with the instructions on the Proxy card. Where no instructions are indicated, proxies will be voted FOR the director nominees.

Voting of Proxies by Record Holder

Shareholders who execute Proxies retain the right to revoke them at any time. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by filing a later Proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a Proxy, but a shareholder in attendance may request a ballot and vote in person, thereby revoking a previously granted Proxy.

Voting of Proxies by Beneficial Holder

If your shares are held by a bank, broker or other holder of record, then you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you want to attend the shareholder meeting and vote in person, you will need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date.

Voting for Directors

The nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from the directors as a group, or for each individual nominee. Votes that are withheld and broker nonvotes will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast.

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide that the number of directors will be not less than six (6), with the number of directors to be established in accordance with the Company’s Bylaws. The Company’s Bylaws currently provide for a board of eight (8) to twelve (12) directors, with the specific number of directors to be established by board resolution. Through resolution the Board of Directors has currently established ten (10) as the number of directors to serve the Company. The Company’s Articles of Incorporation require that the terms of the directors be staggered so that approximately one-third of the total number of directors is elected each year.

The Governance/Nominating Committee has recommended to the Board, and the Board has nominated, Michael S. Holcomb, Donald G. Montgomery and Donald L. Krahmer, Jr. for election as directors for three-year terms to expire in the year 2008. Messrs. Holcomb, Montgomery and Krahmer have served as directors of the Company since 1999, 1999, and 2002, respectively.

The Board of Directors recommends that you vote FOR the nominees to be elected as directors.

If any of the nominees should refuse or be unable to serve, your Proxy will be voted for such persons as are designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any nominee will refuse or be unable to serve. As of December 31, 2004, directors of the Company also served as directors of the Bank. The reference to tenure of director of the Company prior to its formation refers to tenure as director of the Bank.

Nominees for Director

Directors with Terms Expiring 2008

Michael S. Holcomb, 61, has been a director of the Company and Bank since 1999, and 1997, respectively. Mr. Holcomb is the Managing Partner of Berjac of Oregon, a Northwest Premium Financing Company for commercial insurance premiums. Prior to joining Berjac, Mr. Holcomb was a commissioned officer in the United States Air Force. Among other professional interests, Mr. Holcomb is involved in the Downtown Rotary and the Eugene Executive Association.

Donald G. Montgomery, 65, has been a director of the Company and Bank since 1999, and 1996, respectively, Vice Chairman of the Board since 2000 and currently serves as the chair of the Compensation Committee. Mr. Montgomery is currently a private investor. Mr. Montgomery formerly served as the Chief Operating Officer of the Timber Products Company, a privately owned wood products production and sales company. Prior to joining Timber Products, Mr. Montgomery worked for Kings Table International where he retired as Chief Operating Officer in 1985.

Donald L. Krahmer, Jr., 47, has been a director of both the Company and Bank since 2002, and currently serves as the chair of the Audit Committee. Mr. Krahmer is a Shareholder of the law firm Schwabe, Williamson and Wyatt, P.C. specializing in corporate law. Prior to joining Schwabe in 2003, Mr. Krahmer was a partner at Black Helterline, LLP and had held various management positions with Endeavour Capital, PacifiCorp Financial Services, PacifiCorp and U.S. Bancorp. Mr. Krahmer serves as member of the board of directors of the Portland Business Alliance, the Cascade Pacific Council of the Boy Scouts of America, and the Oregon Nanoscience and Microtechnologies Institute, which is a joint collaboration among Oregon State University, University of Oregon, Portland State Unirversity, and Batelle’s Pacific Northwest Labs. Mr. Krahmer is a member of the American Bar Association's Business Law Section and its Corporate Governance, Venture Capital and Private Equity and Negotiated Acquisitions committees.

Continuing Directors

Directors with Terms Expiring 2006

Robert Ballin, 63, has been a director of the Company and Bank since 1999, and 1980, respectively, and has served as Chairman of the Board since 2000. Mr. Ballin currently serves as Chairman of Willis, Eugene which is the largest insurance brokerage office between Portland and San Francisco. Among other professional interests, Mr. Ballin has also served on numerous community and philanthropic boards.

Donald A. Bick, 69, has been a director of the Company and Bank since 1999, and 1972, respectively. Mr. Bick is an attorney and sole practitioner. From 1963 until 1999, Mr. Bick served as a partner at the law firm Bick & Monte, P.C. From 1971 through 1986, Mr. Bick served as Vice President of Eugene Aircraft Inc., a Piper Aircraft dealership. In addition, Mr. Bick served as a director of Black Butte Ranch, a destination resort property, serving two years as chairman.

John H. Rickman, 63, has been a director of both the Company and Bank since 2003. Mr. Rickman retired from U.S. Bank in December of 2001, after more than 38 years of service. Prior to his retirement, Mr. Rickman served as President of U.S. Bank, Oregon and head of the bank’s Oregon commercial lending group. Mr. Rickman was involved with numerous civic and professional organizations including: the executive committee of the Portland Chamber; United Way campaign cabinet committee, member of the SOLV-Founders Circle, and Goodwill industries of Columbia-Willamette. He previously served on the board of the Oregon Business Council, the Association for Portland Progress, co-chair of the Oregon Mentoring Initiative, and the Portland Oregon Sports Authority. He is a past chairman of the Oregon Bankers Association.

Ronald F. Taylor, 68, has been a director of the Company and Bank since 1999, and 1973, respectively. In 1997, Mr. Taylor retired as the General Manager of Willamette Graystone Inc., a Northwest company, which produces and sells concrete and related masonry products. Mr. Taylor served as General Manager for Willamette Graystone for over 25 years.

Directors with Terms Expiring 2007

Hal Brown, 51, was elected a director of both the Company and Bank in August 2002 following his July 2002 appointment as President and Chief Executive Officer of the Company and the Bank. Prior to his promotion, Mr. Brown served as the Executive Vice President and Chief Operating Officer of the Company and the Bank from 1999, and prior to that served as the Senior Vice President and Chief Financial Officer of the Company and the Bank from 1996. He began his career with the Bank in 1985 as Cashier. Mr. Brown currently serves on the boards of United Way of Lane County and ShelterCare, an organization serving the housing needs of homeless families and adults with severe and persistent mental disabilities.

Larry Campbell, 64, has been a director of the Company and Bank since 1999, and 1982, respectively. Mr. Campbell is the President of L.G. Campbell Co. Inc., which owns Campbell Commercial Real Estate. He is a past Board Member of the University of Oregon Alumni Association and the Eugene/Springfield Metro Partnership.

Michael D. Holzgang, 47, has been a director of both the Company and Bank since 2002 and currently serves as the chair of the Governance/Nominating Committee. Mr. Holzgang serves as Senior Vice President of Colliers International, a global real estate services firm. Prior to joining Colliers International in 2001, Mr. Holzgang worked with Cushman and Wakefield of Oregon for nearly 20 years. Among other volunteer board service, Mr. Holzgang is the past President of the Boys and Girls Clubs of Portland and currently acts as Vice Chairman of NW Medical Teams International, an organization that coordinates the planning efforts of many voluntary organizations that respond to disasters.

INFORMATION REGARDING THE BOARD OF
DIRECTORS AND ITS COMMITTEES

The following sets forth information concerning the Board of Directors and certain Committees of the Company and the Bank for the fiscal year ended December 31, 2004.

Board of Directors

The Company held 6 Board meetings and the Bank held 12 Board meetings in 2004. Each director attended at least 75% percent of the aggregate of (i) the total number of meetings of the Boards of Directors, and (ii) the total number of meetings held by all committees on which he served. During 2004 the Board of Directors met three times in executive session, without management present. The Company does not require, but expects the directors to attend the Annual Meeting of Shareholders, and at the 2004 Annual Meeting of Shareholders all serving directors were in attendance.

The Board has determined that each member of the Board, except for Hal Brown, who is the President and CEO of the Company, meets the applicable SEC requirements and listing standards regarding “independence” required by Nasdaq and that each such director is free of relationships that would interfere with the individual exercise of independent judgment.

Shareholder Communication with the Board of Directors

The Company and the Board of Directors welcome communication from shareholders and have established a formal method for receiving such communication. The preferred method is by e-mail and can be most conveniently done by visiting the Company’s Website and clicking on the Corporate Governance link within the Investor Relations section on the Company’s home page (www.therightbank.com). By further clicking on Shareholder Communications, an e-mail dialog box will be made available for shareholder comments. The e-mail is sent to the Board Chair with a copy sent to the Company’s CEO.

For shareholders who do not have access to the Company’s Website, communications with the Board may also be made by writing to the Chairman of the Board, c/o the Corporate Secretary, Pacific Continental Corporation, P.O. Box 10727, Eugene, Oregon 97440-2727. A copy of such written communication will also be made available to the Company’s CEO. If the Chairman and the CEO determine that such communications, whether received by e-mail or mail, are relevant to and consistent with the Company’s operations and policies, such communications will be forwarded to the entire Board for review and consideration.

Certain Committees of the Board of Directors

The Company and Bank Boards have jointly established an Audit Committee, Compensation Committee, and a Corporate Governance/Nominating Committee. Each committee operates under a formal written charter approved by the Committee and adopted by the Board of Directors. Committee charters are available for review on the Company’s Website by clicking on the Corporate Governance link within the Investor Relations section on the Company’s Website (www.therightbank.com).

Audit Committee. The Audit Committee is currently comprised of five directors, each of whom is considered “independent” (as defined by the Nasdaq listing standards). The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the outside auditors performing or issuing an audit report, and approves the engagement and fees for all audit and non-audit functions, with the independent auditors reporting directly to the Audit Committee. The responsibilities of the Audit Committee include overseeing (i) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent auditors, any recommendations of the independent auditors and management’s response to such recommendations, and the accounting principles being applied by the Company in financial reporting; (ii) the establishment of procedures for the receipt, retention and treatment of accounting controls; (iii) the reports of bank regulatory authorities and reporting its conclusions to the Board; (iv) the procedures with respect to the records and business practices of the Company and Bank, (v) the adequacy and implementation of the internal auditing, accounting and financial controls; (vi) the independent auditor’s qualifications and independence; and (vii) the compliance with the Company’s legal and regulatory requirements.

The Audit Committee oversees and evaluates the adequacy of the Company’s internal and disclosure controls, but management is responsible for developing and implementing the internal controls and the financial reporting process. The independent accountants are responsible for performing an audit of the consolidated financial statements in accordance with generally accepted auditing standards; then issues a report thereon. The committee’s responsibility is to monitor and oversee this process. The Committee held fifteen meetings during the year. For all of 2004, members of the Audit Committee consisted of Messrs. Bick, Holcomb, Holzgang, Krahmer (chair), and Taylor. The Board of Directors has determined that director Krahmer meets the definition of “audit committee financial expert” as defined in rules adopted by the Securities and Exchange Commission (SEC) under the Sarbanes Oxley Act of 2002 (the “Sarbanes Act”).

Compensation Committee. The Compensation Committee is currently comprised of four directors, each of whom is considered “independent” (as defined by the Nasdaq listing standards). The Compensation Committee reviews and approves the Company’s retirement and benefit plans, determines the salary and incentive compensation for Mr. Brown and certain other executive officers, and establishes compensation for directors. The Committee held six meetings during the year. For all of 2004, members of the Compensation Committee consisted of Messrs. Montgomery (chair), Holcomb, Rickman, and Taylor.

Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee is currently comprised of five directors, each of whom is considered “independent” (as defined by the Nasdaq listing standards). The committee reviews and considers various corporate governance standards as suggested or required by SEC, Nasdaq and other regulatory agencies. These standards may include Company code of ethics, defining board member expectations, and review of Company committee charters. In addition, the committee recommends to the full Board a slate of director nominees for election at the Company’s annual meeting. The Committee held five meetings during the year. For all of 2004, members of the Corporate Governance/Nominating Committee consisted of Messrs. Ballin, Holzgang (chair), Krahmer, Montgomery, and Rickman.

The Corporate Governance/Nominating Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Information Concerning Shareholder Proposals and Director Nominations.” The committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. The committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. We do not anticipate that the committee will adopt specific minimum qualifications for committee-recommended nominees, but that the committee will instead evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, and special skills. The Corporate Governance/Nominating Committee will also evaluate whether the nominee’s skills are complimentary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise, as well as geographical representation of the Company's market areas.

Compensation of Directors

Director Fees. For the year 2004 and as authorized by the Company’s Bylaws, and approved by board resolution the Company has an established program for director compensation in which each director of the Company receives a monthly fee of $1,400. The Chairman of the Board receives $1,600 for each regularly scheduled meeting. Board members serving on the Audit committee receive $150 for personal attendance at committee meetings. Board members of other committees receive $100 for meeting attendance. The Chairmen of the Audit, ALCO, Compensation, Executive and Governance/Nominating committees each receive, $300, $200, $200, $100, and $200, respectively, for each meeting attended.

In addition to their directors’ fees, directors participate in an incentive bonus program. The program provides that directors may receive an annual bonus of up to $8,400, with the exact amount based on the Company’s growth in diluted earnings per share and its most recent regulatory rating. For 2004, each director received a bonus of $7,770.

Directors’ Stock Option Plan. The Company maintains a director stock option plan for the benefit of non-employee directors. The plan authorizes the non-employee directors of the Board to administer the plan and to grant nonqualified stock options to non-employee directors of the Company. The plan provides that the exercise price of options granted must be not less than the greater of (i) 100% of the fair market value; or (ii) the net book value of such stock on the date of the grant. All options granted under the plan expire not more than ten years from the date of grant and may be fully vested at the time of the grant.

From time to time, the plan may be amended or a new plan may be adopted to provide for additional shares. In 1999, the Board adopted and the shareholders approved the current Director Stock Option Plan ("1999 DSOP"), providing for the grant of up to 100,000, (183,333 split-adjusted), shares of the Company’s Common Stock. At the 2003 Annual Meeting, the shareholders approved an amendment to the 1999 Director Stock Option Plan to increase the number of shares available under the plan by an additional 100,000, (166,667 split-adjusted), shares.

At December 31, 2004, 173,500 shares remained available for issuance under the amended 1999 DSOP, subject to appropriate adjustments for any stock splits, stock dividends, or other changes in the capitalization of the Company.

Directors’ Stock Option Grants. In January 2004, the non-employee directors were awarded, in the aggregate, stock options to acquire 45,000 split-adjusted shares of Company common stock at a per share exercise price of $12.24. The options have a five-year life and vest 25% per year with 25% having vested at time of grant.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The table on the following page shows, as of December 31, 2004, the amount of Common Stock beneficially owned by (a) each director and director nominee; (b) the executive officers of the Company; (c) all persons who are beneficial owners of five percent or more of the Company’s Common Stock; and (d) all of the Company’s directors and executive officers as a group. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned. Where beneficial ownership was less than one percent of all outstanding shares, the percentage is not reflected in the table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Name	Position with Company	Number of Shares (1)	Percentage of Shares

Executive Officers and Directors
Hal M. Brown	Director, President and Chief Executive Officer	207,441	2.39%
Roger Busse	Executive Vice President, Chief Credit Officer	2,344	*
Mitchell J. Hagstrom	Executive Vice President, Director of Lane County Operations	38,954 (2)	*
Daniel J. Hempy	Executive Vice President, Director of Portland Operations	33,360	*
Michael Reynolds	Executive Vice President, Chief Financial officer	20,592	*
Robert A. Ballin	Director	431,893	4.98%
Donald A. Bick	Director	49,994 (3)	*
Larry G. Campbell	Director	79,726	*
Michael S. Holcomb	Director	145,567 (4)	1.68%
Michael D. Holzgang	Director	10,001	*
Donald L. Krahmer, Jr.	Director	12,667	*
Donald G. Montgomery	Director	38,581	*
John H. Rickman	Director	14,166	*
Ronald F. Taylor	Director	46,743 (5)	*
Directors and executive officers as a group (14 persons)		1,132,126 (6)	12.75%
* Represents less than 1% of the Company’s outstanding Common Stock

1.
Share amounts include options to acquire shares that are exercisable within 60 days as follows: Ballin 20,167 shares; Bick 9,167 shares; Brown 41,977 shares; Campbell 20,167 shares; Busse 2,344 shares; Hagstrom 15,311 shares; Hempy 25,026 shares; Holcomb 20,167 shares; Holzgang 9,167 shares; Krahmer 9,167 shares; Montgomery 20,167 shares; Reynolds 6,043 shares; Rickman 9,166 shares and Taylor 14,667 shares.

The following insiders hold shares of Company common stock “jointly with spouse”: Ballin 161,131 shares; Brown 165,464 shares; Hagstrom 23,254 shares; Hempy 8,332 shares; Holcomb 110,202 shares; Holzgang 834 shares; Rickman 5,000 shares.
2.	Includes 389 shares held as custodian for child
3.	Includes 721 shares held as custodian for client
4.	Includes 15,198 shares held jointly with children.
5.	Includes 11,540 shares held by spouse.
6.	Includes 222,703 shares subject to options that could be exercised within 60 days.

5% Shareholder
Five M Investments, LLC 2100 Kimberly Circle Eugene, OR 97405	608,178 (1)	7.03%

1.	Includes 526,042 shares owned by the LLC and 82,136 additional shares controlled by members of the LLC.

EXECUTIVE COMPENSATION

The following table sets forth the last three fiscal years compensation received by the Chief Executive Officer and the four most highly compensated principal officers of the Company, whose total compensation during the last fiscal year exceeded $100,000. The Bank pays all compensation of the executive officers.

SUMMARY COMPENSATION TABLE
Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary (1)	Bonus (2)(3)	Other Annual Compensation (4)	Restricted Stock Awards	Securities Underlying Options/ SARs(#)(5)	LTIP Payouts	All Other Compensation (6)(7)
Hal M. Brown President and Chief Executive Officer	2004 2003 2002	$203,035 $198,715 $157,678	$105,970 $87,000 $25,000	$0 $0 $0	$0 $0 $0	12,000 9,375 25,000	$0 $0 $0	$ 26,685 $ 25,505 $ 18,352
Roger Busse, Executive Vice President, Chief Credit Officer	2004 2003	$124,827 $100,160	$50,200 $55,000	$0 $0	$0 $0	10,000 36,104	$0 $0	$ 15,987 $ 6,596
Mitchell J. Hagstrom, Executive Vice President, Director of Lane Cnty Operations	2004 2003 2002	$103,157 $ 99,202 $ 92,070	$41,300 $38,000 $20,000	$0 $0 $0	$0 $0 $0	10,000 9,375 8,334	$0 $0 $0	$ 19,716 $ 18,260 $ 14,291
Daniel J. Hempy Executive Vice President, Director of Portland Operations	2004 2003 2002	$161,140 $157,923 $ 90,537	$ 62,900 $42,000 $55,000	$0 $0 $0	$0 $0 $0	10,000 10,929 66,666 (8)	$0 $0 $0	$ 25,471 $ 16,604 $ 4,912
Michael Reynolds Executive Vice President, Chief Financial Officer	2004 2003 2002	$ 99,624 $ 96,266 $ 92,514	$ 39,000 $37,000 $16,000	$0 $0 $0	$0 $0 $0	10,000 7,500 8,334	$0 $0 $0	$ 14,885 $ 15,558 $ 11,266

1.	Includes 2004 director and committee fees of $17,600 paid to Mr. Brown.
2.	Bonus accrued during the 2004 fiscal year and paid in 2005. Includes 2004 director bonus of $7,770 earned by Mr. Brown.
3.	Includes an employment inducement paid to Mr. Busse in 2003.
4.
Does not include amounts attributable to miscellaneous benefits received by executive officers, including the use of company-owned automobiles and the payment of certain club dues. In the opinion of management, the costs to the Bank of providing such benefits to any individual executive officer during the year ended December 31, 2003 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

5.	Adjusted to reflect the September 2004 5-for-4 and September 2003 4-for-3 stock splits.
6.
Includes contributions accrued by the Bank during 2004 for the benefit of Messrs. Brown, Busse, Hagstrom, Hempy, and Reynolds in the amounts of $18,914, $6,474, $10,519, $16,436 and $10,162, respectively, pursuant to the Bank’s 401(k) Profit Sharing Plan.

7.	Includes insurance premiums paid by the Bank during 2004 on behalf of Messrs. Brown, Busse, Hagstrom, Hempy and Reynolds in the amounts of $7,771, $9,513, $9,198, $9,035, and $4,724, respectively.
8.
During 2002, Mr. Hempy was granted 33,333 shares that conditionally vested only if certain growth objectives related to Portland market deposit and loan totals were met prior to June 30, 2004. The specific growth objectives were not achieved prior to the vesting date, and during 2004 the options expired without exercise.

Stock Option Plans

The Company maintains an Incentive Stock Option Plan for the benefit of employees of the Bank. The Company’s Compensation Committee administers the plan. Under the terms of the plan, the committee may grant employees of the Bank options in the form of “incentive” or “non-qualified” stock options to purchase shares of the Company’s Common Stock at a purchase price of not less than the greater of (i) 100% of the fair market value; or (ii) the net book value of such stock on the date of the grant (in the case of an incentive stock option, the price may not be less than the fair market value). The options have a term not exceeding ten years from the date the option is granted.

In 1999, the Board adopted and the shareholders approved the current 1999 Employee Stock Option Plan ("1999 Plan"). The 1999 Plan provides for the grant of up to 500,000, (916,667 split-adjusted), shares of the Company’s Common Stock. At the 2003 Annual Meeting the shareholders approved an amendment to the 1999 Plan to increase the number of shares available under the plan by an additional 500,000, (833,333 split-adjusted), shares.

At December 31, 2004, 602,901 shares remained available for issuance under the amended 1999 Plan, subject to appropriate adjustments for any stock splits, stock dividends, or other changes in the capitalization of the Company.

Stock Option Grants. The following table sets forth certain information concerning individual grants of stock options under the stock option plans awarded to the named officers during the year ended December 31, 2004.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price (1)	Expiration Date	5%	10%
Hal M. Brown	12,000 (2)	5.37%	$ 16.30	12-14-09	$ 54,041	$ 119,416
Roger Busse	10,000 (2)	4.48%	$ 16.30	12-14-09	$ 45.034	$ 99,513
Mitchell J. Hagstrom	10,000 (2)	4.48%	$ 16.30	12-14-09	$ 45,034	$ 99,513
Daniel J. Hempy	10,000 (2)	4.48%	$ 12.78	05-24-09	$ 35,304	$ 78,012
Michael Reynolds	10,000 (2)	4.48%	$ 16.30	12-14-09	$ 45,034	$ 99,513

1.	The number of shares granted and the exercise price have been adjusted to reflect the 5-for-4 stock split of September 2004.
2.	Options granted vest over a four-year period, with 25% of the shares vesting on each of the first, second, third, and fourth anniversaries of the grant date.

Stock Option Exercises. The table on the following page sets forth certain information concerning exercises of stock options pursuant to the Company’s stock option plans by the named executive officers during the year ended December 31, 2004 and stock options held at year-end.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES
Name	Shares Acquired on Exercise (1)	Value Realized	Number of Unexercised Options at Year End		Value of Unexercised Options at Year End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Hal M. Brown	0	$ 0	41,977	33,731	$ 373,927	$ 136,113
Roger Busse	16,666	$47,165	2,344	27,031	$ 9,223	$ 88,761
Mitchell J. Hagstrom	10,250	$71,284	15,311	23,398	$ 111,432	$ 70,963
Daniel J. Hempy	0	$ 0	25,026	29,235	$ 212,502	$ 180,324
Michael Reynolds	9,166	$64,551	6,043	21,625	$ 38,388	$ 62,464

1.	Shares acquired have been adjusted to reflect the September 2004, 5-for-4 stock split.
2.
On December 31, 2004, the closing market price of the Common Stock was $ 15.75. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to the difference between the estimated market price and the exercise price of the stock option multiplied by the number of stock option shares.

Executive Agreements

Hal Brown Employment Agreement. During 2002, the Bank and Company entered into an Employment Agreement (“Agreement”) with Hal Brown, who was elected to the Board of Directors and appointed President and Chief Executive Officer in 2002. The initial Agreement was for a term of three years, expiring on April 30, 2005. Annually, unless action is taken by the board otherwise, the term of the Agreement is extended for an additional one-year period, reestablishing a term of three years. The board took no such action during 2004, resulting in an extension of the original expiration date to April 30, 2007. Under the terms of the Agreement, Mr. Brown received an initial annual salary in the amount of $175,000 (Mr. Brown’s current salary is $185,275) and a cash bonus opportunity based on the Bank’s 401(k)/bonus formula in effect at that time. In the event Mr. Brown is terminated before the term ends for “good reason” or by the Company or the Bank, without “cause,” Mr. Brown will be entitled to receive compensation (including any bonus earned) and benefits in the amounts that they would have received had they been employed, for a period of 12 months from the date of termination. In addition, the Agreements provide for severance payments in the event employment is terminated (i) voluntarily or involuntarily within one year after a change in control (as defined); or (ii) involuntarily within one year prior to the occurrence of a change of control. In the event of a change in control, executive will be eligible to receive a lump sum payment equal to a multiple of two and one half times of the executive’s highest compensation received during any of the most recent three calendar years prior to or simultaneous with the change in control; and in the case of an involuntary termination following a change of control, the continuation of certain benefits, including portions of medical and dental insurance premiums, for a period of one year.

Daniel J. Hempy Employment Agreement. During 2002, the Bank and Company entered into an Employment Agreement (“Agreement”) with executive officer Daniel J. Hempy. The Agreement is for a term of three years, expiring on May 23, 2005. Under the terms of the Agreement, Mr. Hempy received an initial annual salary in the amount of $155,000 (Mr. Hempy’s current salary is $160,980) and a 2002 cash bonus of $55,000. Beginning in 2003, Mr. Hempy’s bonus opportunity is based on the Bank’s 401(k)/bonus formula in effect at that time. Under the Agreement, Mr. Hempy was granted 10,928 and 8,294 incentive stock options in 2003 and 2004, respectively. In the event Mr. Hempy resigns before the term ends for “good reason” or is terminated by the Company or the Bank without “cause,” Mr. Hempy will be entitled to receive compensation (including any bonus earned) and benefits in the amounts that they would have received had they been employed, for a period of 12 months from the date of termination. In addition, the Agreements provide for severance payments in the event employment is terminated (i) voluntarily or involuntarily within one year after a change in control (as defined); or (ii) involuntarily within one year prior to the occurrence of a change of control. In the event of a change in control, executive will be eligible to receive a lump sum payment equal to a multiple of two times of the executive’s highest compensation received during any of the most recent three calendar years prior to or simultaneous with the change in control; and in the case of an involuntary termination following a change of control, the continuation of certain benefits, including portions of medical and dental insurance premiums, for a period of one year.

Executive Severance Agreements. The Bank has entered into Executive Severance Agreements with certain of its executive officers. Under these agreements, the executive is entitled to receive severance payments in the event his or her employment is terminated (i) voluntarily or involuntarily within three years after a change in control (as defined); or (ii) involuntarily within two years prior to the occurrence of a change in control. Under the terms of these agreements, Messrs. Hagstrom and Reynolds would be eligible to receive a lump sum payment equal to the executive’s highest compensation received during any of the most recent three calendar years prior to or simultaneous with, the change in control; and Mr. Busse would be eligible to receive an amount equal to one and one-half times the executive’s highest compensation received during any of the most recent three calendar years prior to or simultaneous with, the change in control.

401(k) Profit Sharing Plan

The Bank has a 401(k) Profit Sharing Plan ("401(k) Plan") covering substantially all employees. An employee must be at least 18 years of age and have one year of service with the Bank to be eligible for the 401(k) Plan ("Effective Date"). Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law. At the discretion of the Board, the Bank may also elect to pay a discretionary matching contribution equal to a percentage of the amount of the salary deferral made by the participant. The 401(k) Plan provides that contributions made are 100% vested immediately upon the participant’s Effective Date. During 2004, the amount accrued by the Bank for the benefit of employees under the 401(k) Plan totaled $489,384. The Bank acts as the Plan Administrator of the 401(k) Plan. The 401(k) Plan’s trustees determine general investment options. The 401(k) Plan participants make specific investment decisions.

Compensation Committee Report

The following is a report of the Compensation Committee of the Board of Directors, which is responsible for establishing and administering the Company’s Executive and Director Compensation Programs. The Board of Directors has determined that all of the members of the Compensation Committee meet the independence requirements as defined under the Nasdaq listing standards. The Committee operates under a formal written charter approved by the Committee and adopted by the Board of Directors, and the charter is available for review on the Company’s Website by clicking on the Corporate Governance link within the Investor Relations section on the Company’s home page (www.therightbank.com). The following report includes specific matters relating to compensation during the year 2004.

Compensation Philosophy and Objectives. The philosophy underlying the development and administration of the Company’s annual and long-term compensation plans align the interests of the shareholders with those of executive management. The key elements of this philosophy are designed to enhance overall shareholder value and to:

*	Attract and retain highly qualified executive officers;
*	Establish compensation plans which deliver salary and incentive based compensation proportionate to the Company’s performance, as measured by operating, financial and strategic objectives; and
*	Provide significant equity-based incentives for executives to ensure that they are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners.

Components of Executive Compensation. The Company structures executive base salaries to be competitive within the marketplace, both for similarly sized financial institutions and similarly complex organizations regardless of industry. Additional incentive based compensation is provided to recognize and reward individual and Company performance relative to certain Company objectives. The Company objectives are a combination of operating, financial and strategic goals that are considered to be critical to the Company’s goal of building long-term shareholder value. Specific measurements include loan and deposit growth, asset quality, return on average assets, return on average equity, operating income, growth in earnings per share and regulatory ratings. Other factors considered in making executive compensation determinations include customer satisfaction, new business creation, total stockholder return, the development of employees and the fostering of teamwork and other Company values.

Incentive based compensation programs include annual performance based bonus opportunities, stock option grants, and employer contributions to the 401(k)/Profit Sharing Plan. The Company’s incentive bonus program is administered by the Compensation Committee. Dollars for the bonus program are accumulated based on the earnings of the Company. For the year 2004, annual bonus opportunities were accrued as a percent of the executive’s base salary and awarded depending on individual performance and the Company’s results related to the accomplishment of specific strategic goals.

The Company’s current long-term incentive program consists of the amended 1999 Stock Option Plan and is administered by the Compensation Committee. The Committee believes executives who own shares of the Company’s Common Stock are more closely aligned with the long-term objectives of all shareholders. Stock option grants are established at the then value of the Company’s Common Stock, thereby providing an incentive for executives to build shareholder value. Executives receive value from these grants if the Company’s Common Stock appreciates over the term of the grant. When granting stock options the Committee considers the dilutive effect such grants have on existing shareholder ownership. Factors such as overhang ratios and run rates are evaluated against other public companies of comparable size and/or industry.

The Company’s 401(k)/Profit Sharing Plan provides additional performance incentive. Company employer matches are discretionary and are administered by the Compensation Committee. Eligible employees may contribute a portion of their salary as a 401(k) contribution. Annually the Committee determines the degree to which eligible contributions are matched. The Committee has historically tied the employer match percentage to bank performance, specifically to the return on average assets.

The Company does not currently offer any deferred compensation plans or defined retirement benefits.

Compensation for the Chief Executive Officer. Hal Brown has served as President, Chief Executive Officer and Director of the Company since July 2002. The Compensation Committee used the executive compensation factors described above to determine Mr. Brown’s compensation for 2004. Considering all factors, which were not specifically weighted, during 2004 the Committee recommended, and the Board approved, an adjustment in Mr. Brown’s salary, awarded a 2004 performance bonus, and granted a stock option. At December 31, 2004 Mr. Brown’s salary is $185,275. Mr. Brown received an incentive bonus payment in the amount of $98,200 (expensed in 2004, but paid in 2005). During 2004, Mr. Brown was granted a five-year option to acquire 12,000 shares of Company stock. In addition to his compensation as President and Chief Executive Officer, Mr. Brown received compensation as a director, and for 2004 his director fees and director bonus totaled $25,370. The Committee has concluded that beginning in 2005, only outside directors will participate in director compensation plans. Therefore, for the year beginning 2005, Mr. Brown will no longer receive director fees or director bonus compensation.
Compensation Committee
Donald G. Montgomery (Chairman)
Michael S. Holcomb
John Rickman
Ronald F. Taylor

Audit Committee Report

The following is a report of the Audit Committee of the Board of Directors, which is responsible for establishing and administering the Company’s internal controls. The Board of Directors has determined that all of the members of the Audit Committee meet the independence requirements as defined under the Nasdaq listing standards. The Board of Directors has determined that director Krahmer meets the definition of “audit committee financial expert.” The Committee operates under a formal written charter approved by the Committee and adopted by the Board of Directors, and the charter is available for review on the Company’s Website by clicking on the Corporate Governance link within the Investor Relations section on the Company’s home page (www.therightbank.com).

The Audit Committee has met and held discussions with management and the Company’s independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence.

Based on the Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent accountants noted above, the Committee determined to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

During 2004 the Audit Committee entertained proposals for independent auditor and tax preparation services. After reviewing the specific proposals and conducting due diligence the Committee selected Moss Adams, LLP to be the independent auditors for the Company beginning in fiscal year 2005, replacing Zirkle, Long, Trigueiro & Ward, LLC, Certified Public Accountants who have completed the 2004 annual report filed on Form 10-K and the preparation of the Company’s 2004 tax return.

Audit Committee
Donald L. Krahmer, Jr., (Chairman)
Donald A. Bick
Michael S. Holcomb
Michael Holzgang
Ronald F. Taylor

Corporate Governance/Nominating Committee Report

The following is a report of the Corporate Governance/Nominating Committee of the Board of Directors, which is responsible for the Company’s review and consideration of corporate governance standards and for establishing the annual ballot for director nominees. The Board of Directors has determined that all of the members of the Corporate Governance/Nominating Committee meet the independence requirements as defined under the Nasdaq listing standards. The Committee operates under a formal written charter approved by the Committee and adopted by the Board of Directors, and the charter is available for review on the Company’s Website by clicking on the Corporate Governance link within the Investor Relations section on the Company’s home page (www.therightbank.com).

The Corporate Governance/Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics new Board members should possess as well as the composition of the Board as a whole. This review includes an assessment of the absence or presence of material relationships with the Company which might impact independence, as well as consideration of diversity, skills, experience, time available and the number of other boards the member sits on in the context of the needs of the Board and the Company, and such other criteria as the Committee shall determine to be relevant at the time. The Corporate Governance/Nominating Committee recommends nominees for directorships to the Board in accordance with the foregoing and the policies and principles in its charter.

Philosophy and Responsibilities. The key elements of the philosophy underlying director responsibilities are:

•	The Board will have a majority of outside directors.
•	All outside directors will, in the business judgment by the Board, meet the criteria for independence required by Nasdaq for continued listing and all other applicable legal requirements.
•	The Board believes in the separation of the offices of Chairman and the Chief Executive Officer.
•
The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company. In discharging that obligation, directors are entitled to rely on the honesty and integrity of the Company's senior executives and its outside advisors and auditors.

•
Directors are expected to attend Board meetings, the Annual Meeting of Shareholders, and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Director Candidates: The Committee will recommend to the board the number of director positions required for the forthcoming year. When considering director nominations the Corporate Governance/Nominating Committee will give equal consideration to director candidates nominated by shareholders and the Committee’s own candidates, provided that the shareholder recommendations are made in accordance with the procedures described in this Proxy Statement under “INFORMATION CONCERNING SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS.” Candidates will be interviewed by the Committee (any expenses are the responsibility of the candidate) to evaluate the candidate’s competencies, business acumen, community visibility, Company share ownership, and such other criteria as the Committee shall determine to be relevant at the time. Current directors standing for reelection are not required to participate in an interview process.

Nominees for Director. In considering the director slate to be recommended to shareholders at the 2005 Annual Meeting of Shareholders, the Committee recommended retaining the current number of directors at ten. Three director terms expire in 2005 and current directors Holcomb, Montgomery and Krahmer have expressed a desire to continue service. The Committee recommended to the board that all three current directors be nominated for reelection with three-year terms to expire in 2008.

Corporate Governance/Nominating Committee
Michael Holzgang (Chairman)
Donald L. Krahmer, Jr.
Robert A. Ballin
Donald G. Montgomery
John Rickman

The above line graph and table below compares the total cumulative shareholder return on the Company’s Common Stock, based on reinvestment of all dividends, to the cumulative total returns of the Standard & Poor’s S&P Composite 500 Index, Russell 2000 Index, SNL Securities $500 to $1 Billion Bank Asset Size Index, and SNL Securities $250 to $500 Million Bank Asset Size Index. The graph assumes $100 invested on December 31, 1999, in the Company’s Common Stock and each of the indices.

In subsequent years, the Company will replace the S&P 500 Index with the Russell 2000 Index because the Russell 2000 Index more closely resembles the Company’s market capitalization size compared to the S&P 500 Index. The Company will also replace the SNL $250-$500 Million Bank Index with the SNL $500-$1 Billion Bank Asset Size Index since the Company has exceeded the $500 million asset size threshold.

December 31, 2004
	1999	2000	2001	2002	2003	2004
PCB (PCBK)	$ 100	$ 70	$ 113	$ 133	$ 199	$ 251
S&P 500	$ 100	$ 91	$ 80	$ 63	$ 81	$ 89
Russell 2000 Index	$ 100	$ 97	$ 99	$ 79	$ 116	$ 138
SNL $500-$1B Bank	$ 100	$ 96	$ 124	$ 159	$ 229	$ 259
SNL $250-$500M Bank	$ 100	$ 96	$ 137	$ 176	$ 255	$ 289

TRANSACTIONS WITH MANAGEMENT

The Bank has had, and expects to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collection or present other unfavorable features. All such loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and in the opinion of management, do not involve any undue credit risk to the Bank.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, ("Section 16(a)") requires that all executive officers and directors of the Bank and all persons who beneficially own more than 10 percent of the Company’s Common Stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company’s Securities. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

Based solely upon the Company’s review of the copies of the filings which it received with respect to the fiscal year ended December 31, 2004, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis.

AUDITORS

Zirkle Long Trigueiro & Ward LLC, Certified Public Accountants, performed the audit of the consolidated financial statements for the Company for the year ended December 31, 2004. Representatives of Zirkle Long Trigueiro & Ward LLC will be present at the Annual Meeting, and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

The Audit Committee of the Board of Directors of Pacific Continental Corporation (“the Company”) approved a change in auditors. At a meeting of the Audit Committee held on November 9, 2004, the Audit Committee appointed Moss Adams LLP to serve as the Company’s independent public accountants, effective January 1, 2005. Moss Adams LLP will replace Zirkle Long Trigueiro & Ward L.L.C. (“ZLT & W”). Pursuant to written notice dated November 8, 2004, ZLT & W has declined to stand for re-appointment after completion of the current audit. ZLT & W will complete the audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2004.

ZLT & W performed audits of the consolidated financial statements for the two years ended December 31, 2003 and 2002. Their reports did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two years ended December 31, 2003 and 2002 and from December 31, 2003 through November 8, 2004, the effective date of ZLT & W’s notice that it has declined to stand for re-appointment, there have been no disagreements between the Company and ZLT & W on any matter of accounting principles or practice, financial statement disclosure, or auditing scope of procedure, which disagreements would have caused ZLT & W to make reference to the subject matter of such disagreements in connection with its report.

During the two years ended December 31, 2003 and 2002, and from December 31, 2003 through November 8, 2004, the effective date of ZLT & W’s notice that it has declined to stand for re-appointment, ZLT & W did not advise the Company of any of the following matters:

1.	That the internal controls necessary for the Company to develop reliable financial statements did not exist;

2.
That information had come to ZLT & W’s attention that had led it to no longer be able to rely on management’s representations, or that had made it unwilling to be associated with the financial statements prepared by management;

3.
That there was a need to expand significantly the scope of the audit of the Company, or that information had come to ZLT & W’s attention during the two years ended December 31, 2003and 2002, and from December 31, 2003 through November 8, 2004, that if further investigated: (i) may materially impact the fairness or reliability of either: a previously-issued audit report or underlying financial statements; or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (ii) may cause it to be unwilling to rely on management’s representations or be associated with the Company’s financial statements and that, due to its determination to not stand for re-appointment, or more any other reason, ZLT & W did not so expand the scope of its audit or conduct such further investigation; or

4.
That information had come to ZLT & W’s attention that it had concluded materially impacted the fairness or reliability of either: (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant’s satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), and that, due to ZLT & W’s determination to not stand for re-appointment, or for any other reason, the issue has not been resolved to ZLT & W’s satisfaction prior to its determination to not stand for re-appointment.

ZLT & W has furnished a letter to the SEC dated November 8, 2004 stating that it agrees with the above statements, a copy of which is attached as Exhibit 16.

During the two years ended December 31, 2003 and 2002 and from December 31, 2003 through November 9, 2004, the date on which Moss Adams LLP was engaged to be the Company’s independent accountant, neither the Company nor anyone on its behalf had consulted Moss Adams LLP with respect to any accounting or auditing issues involving the Company. In particular, there was no discussion with the Company regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the financial statements, or any related item.

 Fees Paid to Independent Auditors

During the fiscal years ending December 31, 2003 and 2004, fees paid by the Company to Zirkle Long Trigueiro & Ward LLC consisted of the following:

Audit Fees. The aggregate fees billed to the Company by Zirkle Long Trigueiro & Ward LLC for professional services rendered in connection with the audit of our financial statements and review of financial statements included in the Company’s Form 10-Q’s or services to the Company in connection with statutory or regulatory filings or engagements for the fiscal year ended December 31, 2004 totaled $65,465 and for the fiscal year ended December 31, 2003 totaled $74,810.

Audit-Related Fees. The aggregate audit-related fees billed to the Company by Zirkle Long Trigueiro & Ward LLC for the fiscal year ended December 31, 2004 totaled $15,986 and for the fiscal year ended December 31, 2003 totaled $7,329. Audit-related fees were principally in connection with the audit of the Company’s 401(K) Profit Sharing Plan and collateral verifications for Federal Home Loan Bank borrowings.

Tax Fees. The aggregate fees billed to the Company by Zirkle Long Trigueiro & Ward LLC for tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2004 totaled $9,571 and for the fiscal year December 31, 2003 totaled $9,257.

Section 404 Fees. The aggregate fees billed to the Company by Zirkle Long Trigueiro & Ward LLC for SOX 404 internal control attestation services for the fiscal year ended December 31, 2004 totaled $19,216.

All Other Fees. No other fees were billed to the Company by Zirkle Long Trigueiro & Ward LLC in 2004 or 2003.

For the fiscal year 2004 the Audit Committee considered and deemed the services provided by Zirkle Long Trigueiro & Ward LLC compatible with maintaining the principal accountant’s independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the Meeting, the Proxy holders will vote shares represented by properly executed Proxies in their discretion in accordance with their judgment on such matters.

At the Meeting, management will report on the Company’s business and shareholders will have the opportunity to ask questions.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders may submit proposals for consideration at future annual shareholder meetings, including director nominations.

Shareholder Proposals. In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than November 17, 2005 and should contain such information as is required under the Company’s Bylaws. Such proposals need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after January 31, 2006, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Director Nominations. The Company’s Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Corporate Governance/Nominating Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, the Company must receive a recommendation no later than November 17, 2005. In addition, the notice of recommendation must meet all other requirements contained in the Company’s Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Company stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of Company stock that you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in the Company’s Bylaws.

Copy of Bylaw Provisions. You may contact the Company’s Corporate Secretary at the Company’s main office for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

AVAILABLE INFORMATION

The Company currently files periodic reports and other information with the SEC. Such information and reports may be obtained as follows:

•
Read and copied at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, D. C. 20549. (You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.)

•	On the SEC Internet site at .

•	Accessing the Bank’s website at . Additional information, including recent press releases, is also available on the Bank’s Website.

REPORTS TO SHAREHOLDERS

A copy of the 2004 Annual Report on Form 10-K is included with this Proxy Statement. Written requests for the Company’s Annual Report or Quarterly Reports or other information requests should be addressed to Michael Reynolds, Executive Vice President and Chief Financial Officer of Pacific Continental Bank, at P.O. Box 10727, Eugene, Oregon 97440-2727.

By Order of the Board of Directors

Eugene, Oregon	HAL BROWN
March 17, 2005	President and
Chief Executive Officer